Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2013 FINANCIAL RESULTS

Private Education Loan Delinquency and Charge-off Rates Drop to Lowest Levels Since 2008

Asset Sales Contribute to Earnings Per Share Growth

$400 Million Authorized for Common Share Repurchases

NEWARK, Del., July 17, 2013 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released second-quarter 2013 financial results that reflect significant improvements to private education loan portfolio performance and earnings-per-share contributions from previously announced asset sales. During the quarter, private education loan 90-day delinquency and charge-off rates dropped to 3.6 percent and 2.7 percent, respectively, their lowest levels since 2008. The company also announced $400 million in common share repurchase authorization.

“We are pleased with the low delinquency and default results achieved by our customers as the measures confirm the effectiveness of our underwriting standards and servicing solutions,” said Jack Remondi, president and CEO. “Our lending practices help students and families borrow responsibly, and our customized repayment assistance helps borrowers successfully manage their education loans. Both represent our conviction that we succeed only when our customers succeed.”

Mr. Remondi continued, “Much has been publicized about student debt and borrower burdens. Student lending is a very specialized business that, if undertaken properly, can help borrowers capture the economic benefits of a college degree. Our results clearly show that our products, efforts and solutions help our borrowers successfully manage, and not just postpone, their student loan payments better than anyone, and avoid the damaging effects of default.”

For the second-quarter 2013, GAAP net income was $543 million ($1.20 diluted earnings per share), compared with $292 million ($0.59 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $462 million ($1.02 diluted earnings per share), compared with $243 million ($0.49 diluted earnings per share) for the year-ago quarter.

The second-quarter 2013 core diluted earnings per share increase includes a $257 million gain from the sale of residual interests in FFELP loan securitization trusts, a $38 million after-tax gain from the sale of the company’s Campus Solutions business, a $42 million decline in the provision for loan losses, and an increase in net interest income before provision for loan losses of $19 million which more than offset higher operating expenses of $27 million and higher restructuring and other reorganization expenses of $21 million.

Sallie Mae provides core basis earnings because management makes its financial decisions on such measures. The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings results. Second-quarter 2013 GAAP results included $143 million of gains from derivative accounting treatment that are excluded from core earnings results. In the year-ago period, these amounts were gains of $82 million.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings were $107 million compared with $85 million in the year-ago quarter. The increase is primarily the result of a $38 million decrease in the provision for private education loan losses.

Second-quarter 2013 private education loan portfolio results vs. second-quarter 2012 included:

•	Loan originations of $368 million, up 15 percent.

•	Delinquencies of 90 days or more of 3.6 percent of loans in repayment, down from 4.5 percent.

•	Loans in forbearance of 3.5 percent of loans in repayment and forbearance, down from 4.3 percent.

•	Annualized charge-off rate of 2.7 percent of average loans in repayment, down from 3.1 percent.

•	Provision for private education loan losses of $187 million, down from $225 million.

•	Core net interest margin, before loan loss provision, of 4.12 percent, down from 4.14 percent.

•	The portfolio balance, net of loan loss allowance, totaled $37 billion, a $662 million increase over the year-ago quarter.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business services core earnings were $166 million in second-quarter 2013, compared with $137 million in the year-ago quarter. The increase is primarily due to the $38 million after-tax gain recognized on the business sale mentioned above.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of FFELP loans.

Core earnings for the segment were $237 million in second-quarter 2013, compared with the year-ago quarter’s $44 million. The increase was primarily the result of a $257 million gain from the sale of residual interests in FFELP loan securitization trusts.

At June 30, 2013, the company held $108 billion of FFELP loans compared with $133 billion at June 30, 2012. Approximately $12 billion of the $25 billion decline in FFELP loans is a result of the sales of the residual interests in FFELP loan securitization trusts discussed earlier.

Operating Expenses

Second-quarter 2013 operating expenses were $258 million compared with $231 million in the year-ago quarter. The increase is primarily the result of increases in our third-party servicing and collections activities, increased private education loan marketing activities, as well as continued investments in technology.

In addition, there were $24 million and $3 million of expenses reported in “Restructuring and other reorganization expenses” in the second quarter of 2013 and 2012, respectively. For 2013, these consisted of $14 million related to severance and $10 million related to the company’s previously announced plan to separate its existing organization into two publicly-traded companies. The $3 million in 2012 relates to restructuring expenses.

Funding and Liquidity

During second-quarter 2013, the company issued $2.5 billion in FFELP asset-backed securities (ABS) and $1.1 billion in private education loan ABS.

Total debt repurchases were $70 million in second-quarter 2013 compared with $85 million in second-quarter 2012.

In the second quarter, Sallie Mae closed on a new $6.8 billion ABCP borrowing facility, which matures in June 2014, to facilitate the term securitization of FFELP loans. As previously announced, the facility was used in June 2013 to refinance all FFELP loans previously financed through the U.S. Department of Education’s conduit program.

Subsequent to the second-quarter end, the company closed on a $1.1 billion private education loan asset backed commercial paper facility to fund the call and redemption of a 2009 private education loan asset backed securitization trust.

Shareholder Distributions

In second-quarter 2013, Sallie Mae paid a common stock dividend of $0.15 per share.

Sallie Mae repurchased 9 million shares of common stock for $201 million in the second quarter of 2013, or an aggregate of 19 million shares for $400 million in the first half of 2013, fully utilizing the company’s February 2013 share repurchase program authorization. In July 2013, the company authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date.

Guidance

The company expects 2013 results to be as follows:

•	Full-year 2013 private education loan originations of at least $4 billion.

•

Fully diluted 2013 core earnings per share of $2.80 inclusive of the contributions from the $0.44 earnings per share of gains related to FFELP loan securitization trust residual sales and $0.08 earnings per share from the gain from the business sale that have occurred through June 30, 2013.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 (filed with the SEC on Feb. 26, 2013). Certain reclassifications have been made to the balances as of and for the three months ended June 30, 2012, to be consistent with classifications adopted for 2013, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, July 18, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 11880664 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Aug. 2, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 11880664.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; risks associated with restructuring initiatives, including the company’s recently announced strategic plan to separate its existing operations into two separate publicly traded companies; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving over 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@SallieMae.com Martha Holler, 302-283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@SallieMae.com Steven McGarry, 302-283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended			Six Months Ended
(In millions, except per share data)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012

GAAP Basis
Net income attributable to SLM Corporation	$543	$346	$292	$889	$403
Diluted earnings per common share attributable to SLM Corporation	$1.20	$.74	$.59	$1.94	$.79
Weighted average shares used to compute diluted earnings per share	448	458	488	453	499
Return on assets	1.35%	.82%	.64%	1.08%	.44%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$462	$283	$243	$744	$527
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$1.02	$.61	$.49	$1.62	$1.03
Weighted average shares used to compute diluted earnings per share	448	458	488	453	499
“Core Earnings” return on assets	1.15%	.67%	.53%	0.90%	.58%

Other Operating Statistics
Ending FFELP Loans, net	$108,491	$119,195	$132,833	$108,491	$132,833
Ending Private Education Loans, net	37,116	37,465	36,454	37,116	36,454

Ending total student loans, net	$145,607	$156,660	$169,287	$145,607	$169,287

Average student loans	$152,135	$160,261	$172,436	$156,175	$173,689

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				June 30, 2013 vs. March 31, 2013		June 30, 2013 vs. June 30, 2012
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2013	March 31, 2013	June 30, 2012	$	%	$	%
Interest income:
FFELP Loans	$703	$735	$777	$(32)	(4)%	$(74)	(10)%
Private Education Loans	627	623	616	4	1	11	2
Other loans	3	3	4	—	—	(1)	(25)
Cash and investments	4	4	6	—	—	(2)	(33)

Total interest income	1,337	1,365	1,403	(28)	(2)	(66)	(5)
Total interest expense	553	569	656	(16)	(3)	(103)	(16)

Net interest income	784	796	747	(12)	(2)	37	5
Less: provisions for loan losses	201	241	243	(40)	(17)	(42)	(17)

Net interest income after provisions for loan losses	583	555	504	28	5	79	16
Other income (loss):
Gains on sales of loans and investments	251	55	—	196	356	251	100
Gains (losses) on derivative and hedging activities, net	18	(31)	6	49	158	12	200
Servicing revenue	89	89	88	—	—	1	1
Contingency revenue	109	99	87	10	10	22	25
Gains on debt repurchases	19	23	20	(4)	(17)	(1)	(5)
Other income	24	34	(2)	(10)	(29)	26	1,300

Total other income	510	269	199	241	90	311	156
Expenses:
Operating expenses	258	250	231	8	3	27	12
Goodwill and acquired intangible asset impairment and amortization expense	4	4	5	—	—	(1)	(20)
Restructuring and other reorganization expenses	24	11	3	13	118	21	700

Total expenses	286	265	239	21	8	47	20

Income from continuing operations, before income tax expense	807	559	464	248	44	343	74
Income tax expense	300	211	169	89	42	131	78

Net income from continuing operations	507	348	295	159	46	212	72
Income (loss) from discontinued operations, net of tax expense (benefit)	35	(2)	(4)	37	1,850	39	975

Net income	542	346	291	196	57	251	86
Less: net loss attributable to noncontrolling interest	(1)	—	(1)	(1)	(100)	—	—

Net income attributable to SLM Corporation	543	346	292	197	57	251	86
Preferred stock dividends	5	5	5	—	—	—	—

Net income attributable to SLM Corporation common stock	$538	$341	$287	$197	58%	$251	87%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.14	$.76	$.60	$.38	50%	$.54	90%
Discontinued operations	.08	—	(.01)	.08	100	.09	900

Total	$1.22	$.76	$.59	$.46	61	$.63	107%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.12	$.74	$.60	$.38	51%	$.52	87%
Discontinued operations	.08	—	(.01)	.08	100	.09	900

Total	$1.20	$.74	$.59	$.46	62%	$.61	103%

Dividends per common share attributable to SLM Corporation	$.15	$.15	$.125	$—	0%	$.025	20%

	Six Months Ended June 30,		Increase (Decrease)
(In millions, except per share data)	2013	2012	$	%
Interest income:
FFELP Loans	$1,439	$1,619	$(180)	(11)%
Private Education Loans	1,249	1,241	8	1
Other loans	6	9	(3)	(33)
Cash and investments	8	8	—	—

Total interest income	2,702	2,877	(175)	(6)
Total interest expense	1,123	1,322	(199)	(15)

Net interest income	1,579	1,555	24	2
Less: provisions for loan losses	442	496	(54)	(11)

Net interest income after provisions for loan losses	1,137	1,059	78	7
Other income (loss):
Gains on sales of loans and investments	307	—	307	100
Losses on derivative and hedging activities, net	(13)	(366)	353	(96)
Servicing revenue	178	178	—	—
Contingency revenue	208	176	32	18
Gains on debt repurchases	42	58	(16)	(28)
Other income	58	38	20	53

Total other income	780	84	696	829
Expenses:
Operating expenses	508	482	26	5
Goodwill and acquired intangible asset impairment and amortization expense	7	9	(2)	(22)
Restructuring and other reorganization expenses	35	7	28	400

Total expenses	550	498	52	10
Income from continuing operations, before income tax expense	1,367	645	722	112
Income tax expense	512	237	275	116

Net income from continuing operations	855	408	447	110
Income (loss) from discontinued operations, net of tax expense (benefit)	33	(6)	39	650

Net income	888	402	486	121
Less: net loss attributable to noncontrolling interest	(1)	(1)	—	—

Net income attributable to SLM Corporation	889	403	486	121
Preferred stock dividends	10	10	—	—

Net income attributable to SLM Corporation common stock	$879	$393	$486	124%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.90	$.81	$1.09	135%
Discontinued operations	.07	(.01)	.08	800

Total	$1.97	$.80	$1.17	146%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.87	$.80	$1.07	134%
Discontinued operations	.07	(.01)	.08	800

Total	$1.94	$.79	$1.15	146%

Dividends per common share attributable to SLM Corporation	$.30	$.25	$.05	20%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	June 30, 2013	March 31, 2013	June 30, 2012

Assets
FFELP Loans (net of allowance for losses of $133; $147 and $173, respectively)	$108,491	$119,195	$132,833
Private Education Loans (net of allowance for losses of $2,149; $2,170 and $2,186, respectively)	37,116	37,465	36,454
Cash and investments	4,265	4,691	4,123
Restricted cash and investments	4,109	4,828	6,717
Goodwill and acquired intangible assets, net	440	444	467
Other assets	7,047	7,463	8,485

Total assets	$161,468	$174,086	$189,079

Liabilities
Short-term borrowings	$16,558	$17,254	$24,493
Long-term borrowings	135,879	147,887	155,476
Other liabilities	3,597	3,791	4,172

Total liabilities	156,034	168,932	184,141

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 544 million; 540 million and 533 million shares, respectively, issued	109	108	107
Additional paid-in capital	4,355	4,291	4,196
Accumulated other comprehensive income (loss), net of tax expense (benefit)	9	(4)	(10)
Retained earnings	2,195	1,723	1,040

Total SLM Corporation stockholders’ equity before treasury stock	7,233	6,683	5,898
Less: Common stock held in treasury: 108 million; 95 million and 63 million shares, respectively	(1,804)	(1,535)	(967)

Total SLM Corporation stockholders’ equity	5,429	5,148	4,931
Noncontrolling interest	5	6	7

Total equity	5,434	5,154	4,938

Total liabilities and equity	$161,468	$174,086	$189,079

Consolidated Earnings Summary — GAAP basis

Three Months Ended June 30, 2013 Compared with Three Months Ended June 30, 2012

For the three months ended June 30, 2013, net income was $543 million, or $1.20 diluted earnings per common share, compared with net income of $292 million, or $0.59 diluted earnings per common share, for the three months ended June 30, 2012. The increase in net income was primarily due to a $251 million increase in gains on sales of loans and investments, a $39 million after-tax increase in income from discontinued operations, a $42 million decline in the provision for loan losses, and a $37 million increase in net interest income, which more than offset higher operating expenses of $27 million and higher restructuring and other reorganization expenses of $21 million.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income increased by $37 million in the current quarter compared with the prior-year quarter primarily due to a $50 million acceleration of non-cash premium expense recorded in second-quarter 2012 related to the U.S. Department of Education’s (“ED”) consolidation of $5.2 billion of loans under the Special Direct Consolidation Loan initiative (“SDCL”) that ended June 30, 2012. Partially offsetting this increase was a reduction in net interest income from a $20.9 billion decline in average FFELP Loans outstanding.

•

Provisions for loan losses declined $42 million compared with the year-ago quarter primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments increased by $251 million as a result of $257 million in gains from sales of Residual Interests in FFELP Loan securitization trusts that occurred in second-quarter 2013. See “Business Segment Earnings Summary—‘Core Earnings’ Basis—FFELP Loans Segment” for further discussion.

•	Contingency revenue increased $22 million primarily from an increase in collection volumes in second-quarter 2013 compared with the prior-year quarter.

•

Other income increased $26 million primarily from an increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These net gains were partially offset by losses on derivative and hedging activities related to the derivatives used to economically hedge these debt investments.

•

Second-quarter 2013 operating expenses were $258 million compared with $231 million in the year-ago quarter. The increase in operating expenses is primarily the result of increases in our third-party servicing and collections activities, increased Private Education Loan marketing, as well as continued investments in technology.

•

Restructuring and other reorganization expenses were $24 million compared with $3 million in the year-ago quarter. For 2013, these consisted of $14 million related to severance and $10 million related to the Company’s previously announced plan to separate its existing organization into two publicly-traded companies. The $3 million in 2012 relates to restructuring expenses.

•

Income from discontinued operations increased $39 million primarily as a result of the sale of our Campus Solutions business in the second quarter of 2013 which resulted in a $38 million after-tax gain. See “Business Segment Earnings Summary—‘Core Earnings’ Basis—Business Services Segment” for additional discussion.

In addition, we repurchased 9 million shares of our common stock for $201 million during the second-quarter 2013 as part of a common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 40 million shares from the year-ago quarter.

Six Months Ended June 30, 2013 Compared with Six Months Ended June 30, 2012

For the six months ended June 30, 2013, net income was $889 million, or $1.94 diluted earnings per common share, compared with net income of $403 million, or $0.79 diluted earnings per common share, for the six months ended June 30, 2012. The increase in net income was primarily due to a $353 million decrease in net losses on derivative and hedging activities, a $307 million increase in net gains on sales of loans and investments, a $39 million after-tax increase in income from discontinued operations and a $54 million decrease in provisions for loan losses, which were partially offset by higher operating expenses of $26 million and higher restructuring and other reorganization expenses of $28 million.

The primary contributors to each of the identified drivers of changes in net income for the current six-month period compared with the year-ago six-month period are as follows:

•

Net interest income increased by $24 million primarily due to a $50 million acceleration of non-cash premium expense recorded in the first half of 2012 related to ED’s consolidation of $5.2 billion of loans under the SDCL initiative that ended June 30, 2012. Partially offsetting this increase was an $18.1 billion decline in average FFELP Loans outstanding.

•

Provisions for loan losses declined $54 million compared with the year-ago period primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments increased by $307 million as a result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts. See “Business Segment Earnings Summary—‘Core Earnings’ Basis—FFELP Loans Segment” for further discussion.

•

Losses on derivative and hedging activities, net, resulted in a net loss of $13 million in the current six-month period compared with a net loss of $366 million in the year-ago period. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Contingency revenue increased $32 million primarily from an increase in collection volumes in the first half of 2013 compared with the prior-year period.

•

First-half 2013 operating expenses were $508 million compared with $482 million in the first half of 2012. The increase in operating expenses is primarily the result of increases in our third-party servicing and collections activities, increased Private Education Loan marketing, as well as continued investments in technology.

•

Restructuring and other reorganization expenses were $35 million compared with $7 million in the year-ago period. For 2013, these consisted of $23 million related to severance and $12 million related to the Company’s previously announced plan to separate its existing organization into two publicly-traded companies. The $7 million in 2012 relates to restructuring expenses.

•

Income from discontinued operations increased $39 million primarily as a result of the sale of our Campus Solutions business in the second quarter of 2013. See “Business Segment Earnings Summary—‘Core Earnings’ Basis—Business Services Segment” for additional discussion.

In addition, we repurchased 19 million shares of our common stock for $400 million during the first half of 2013 as part of a common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 46 million shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.”

We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

	Quarter Ended June 30, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$627	$—	$581	$—	$—	$1,208	$198	$(76)	$122	$1,330
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	1	1	2	1	(1)	4	—	—	—	4

Total interest income	628	1	583	4	(1)	1,215	198	(76)	122	1,337
Total interest expense	206	—	325	10	(1)	540	13	—	13	553

Net interest income (loss)	422	1	258	(6)	—	675	185	(76)	109	784
Less: provisions for loan losses	187	—	14	—	—	201	—	—	—	201

Net interest income (loss) after provisions for loan losses	235	1	244	(6)	—	474	185	(76)	109	583
Other income (loss):
Gains on sales of loans and investments	—	—	257	(6)	—	251	—	—	—	251
Servicing revenue	10	200	16	—	(137)	89	—	—	—	89
Contingency revenue	—	109	—	—	—	109	—	—	—	109
Gains on debt repurchases	—	—	—	19	—	19	—	—	—	19
Other income	—	8	—	—	—	8	(185)	219 (4)	34	42

Total other income (loss)	10	317	273	13	(137)	476	(185)	219	34	510
Expenses:
Direct operating expenses	76	113	144	3	(137)	199	—	—	—	199
Overhead expenses	—	—	—	59	—	59	—	—	—	59

Operating expenses	76	113	144	62	(137)	258	—	—	—	258
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	2	1	—	21	—	24	—	—	—	24

Total expenses	78	114	144	83	(137)	282	—	4	4	286

Income (loss) from continuing operations, before income tax expense (benefit)	167	204	373	(76)	—	668	—	139	139	807
Income tax expense (benefit)(3)	60	74	136	(28)	—	242	—	58	58	300

Net income (loss) from continuing operations	$107	$130	$237	$(48)	$—	$426	$—	$81	$81	$507
Income from discontinued operations, net of tax expense	—	35	—	—	—	35	—	—	—	35

Net income (loss)	$107	$165	$237	$(48)	$—	$461	$—	$81	$81	$542
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—	—	(1)

Net income (loss) attributable to SLM Corporation	$107	$166	$237	$(48)	$—	$462	$—	$81	$81	$543

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$109	$—	$109
Total other income	34	—	34
Goodwill and acquired intangible asset impairment and amortization	—	4	4

“Core Earnings” adjustments to GAAP	$143	$(4)	139

Income tax expense			58

Net income			$81

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $203 million of “unrealized gains on derivative and hedging activities, net” as well as the $16 million of “other derivative accounting adjustments.”

	Quarter Ended March 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$623	$—	$599	$—	$—	$1,222	$212	$(76)		$136	$1,358
Other loans	—	—	—	3	—	3	—	—		—	3
Cash and investments	1	1	2	1	(1)	4	—	—		—	4

Total interest income	624	1	601	4	(1)	1,229	212	(76)		136	1,365
Total interest expense	203	—	340	11	(1)	553	18	(2	)(4)	16	569

Net interest income (loss)	421	1	261	(7)	—	676	194	(74)		120	796
Less: provisions for loan losses	225	—	16	—	—	241	—	—		—	241

Net interest income (loss) after provisions for loan losses	196	1	245	(7)	—	435	194	(74)		120	555
Other income (loss):
Gains on sales of loans and investments	—	—	55	—	—	55	—	—		—	55
Servicing revenue	10	205	23	—	(149)	89	—	—		—	89
Contingency revenue	—	99	—	—	—	99	—	—		—	99
Gains on debt repurchases	—	—	—	29	—	29	(6)	—		(6)	23
Other income	—	7	—	—	—	7	(188)	184	(5)	(4)	3

Total other income (loss)	10	311	78	29	(149)	279	(194)	184		(10)	269
Expenses:
Direct operating expenses	68	110	157	1	(149)	187	—	—		—	187
Overhead expenses	—	—	—	63	—	63	—	—		—	63

Operating expenses	68	110	157	64	(149)	250	—	—		—	250
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4		4	4
Restructuring and other reorganization expenses	—	—	—	11	—	11	—	—		—	11

Total expenses	68	110	157	75	(149)	261	—	4		4	265
Income (loss) before income tax expense (benefit)	138	202	166	(53)	—	453	—	106		106	559
Income tax expense (benefit)(3)	50	76	62	(20)	—	168	—	43		43	211

Income (loss) from continuing operations	$88	$126	$104	$(33)	$—	$285	$—	$63		$63	$348
Loss from discontinued operations, net of tax benefit	(1)	(1)	—	—	—	(2)	—	—		—	(2)

Net income (loss)	$87	$125	$104	$(33)	$—	$283	$—	$63		$63	$346

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$120	$—	$120
Total other loss	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

“Core Earnings” adjustments to GAAP	$110	$(4)	106

Income tax expense			43

Net income			$63

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $29 million of “other derivative accounting adjustments.”

(5)	Represents the $157 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $29 million of “other derivative accounting adjustments.”

	Quarter Ended June 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$616	$—	$652	$—	$—	$1,268	$223	$(98)	$125	$1,393
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	2	2	3	—	(1)	6	—	—	—	6

Total interest income	618	2	655	4	(1)	1,278	223	(98)	125	1,403
Total interest expense	205	—	409	9	(1)	622	34	—	34	656

Net interest income (loss)	413	2	246	(5)	—	656	189	(98)	91	747
Less: provisions for loan losses	225	—	18	—	—	243	—	—	—	243

Net interest income (loss) after provisions for loan losses	188	2	228	(5)	—	413	189	(98)	91	504
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	11	227	22	—	(172)	88	—	—	—	88
Contingency revenue	—	87	—	—	—	87	—	—	—	87
Gains on debt repurchases	—	—	—	20	—	20	—	—	—	20
Other income (loss)	—	7	—	6	—	13	(189)	180 (4)	(9)	4

Total other income (loss)	11	321	22	26	(172)	208	(189)	180	(9)	199
Expenses:
Direct operating expenses	63	101	181	4	(172)	177	—	—	—	177
Overhead expenses	—	—	—	54	—	54	—	—	—	54

Operating expenses	63	101	181	58	(172)	231	—	—	—	231
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring and other reorganization expenses	1	2	—	—	—	3	—	—	—	3

Total expenses	64	103	181	58	(172)	234	—	5	5	239

Income (loss) from continuing operations, before income tax expense (benefit)	135	220	69	(37)	—	387	—	77	77	464
Income tax expense (benefit)(3)	49	81	25	(14)	—	141	—	28	28	169

Net income (loss) from continuing operations	86	139	44	(23)	—	246	—	49	49	295
Loss from discontinued operations, net of tax benefit	(1)	(3)	—	—	—	(4)	—	—	—	(4)

Net income (loss)	85	136	44	(23)	—	242	—	49	49	291
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—	—	(1)

Net income (loss) attributable to SLM Corporation	$85	$137	$44	$(23)	$—	$243	$—	$49	$49	$292

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$91	$—	$91
Total other loss	(9)	—	(9)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

“Core Earnings” adjustments to GAAP	$82	$(5)	77

Income tax expense			28

Net income			$49

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $194 million of “unrealized gains on derivative and hedging activities, net” as well as the ($14) million of “other derivative accounting adjustments.”

	Six Months Ended June 30, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,249	$—	$1,181	$—	$—	$2,430	$410	$(152)		$258	$2,688
Other loans	—	—	—	6	—	6	—	—		—	6
Cash and investments	4	3	3	—	(2)	8	—	—		—	8

Total interest income	1,253	3	1,184	6	(2)	2,444	410	(152)		258	2,702
Total interest expense	410	—	665	20	(2)	1,093	31	(1	)(4)	30	1,123

Net interest income (loss)	843	3	519	(14)	—	1,351	379	(151)		228	1,579
Less: provisions for loan losses	412	—	30	—	—	442	—	—		—	442

Net interest income (loss) after provisions for loan losses	431	3	489	(14)	—	909	379	(151)		228	1,137
Other income (loss):
Gains on sales of loans and investments	—	—	312	(5)	—	307	—	—		—	307
Servicing revenue	21	405	39	—	(287)	178	—	—		—	178
Contingency revenue	—	208	—	—	—	208	—	—		—	208
Gains on debt repurchases	—	—	—	48	—	48	(6)	—		(6)	42
Other income	—	14	—	1	—	15	(373)	403	(5)	30	45

Total other income (loss)	21	627	351	44	(287)	756	(379)	403		24	780
Expenses:
Direct operating expenses	143	222	301	7	(287)	386	—	—		—	386
Overhead expenses	—	—	—	122	—	122	—	—		—	122

Operating expenses	143	222	301	129	(287)	508	—	—		—	508
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	7		7	7
Restructuring and other reorganization expenses	2	2	—	31	—	35	—	—		—	35

Total expenses	145	224	301	160	(287)	543	—	7		7	550

Income (loss) from continuing operations, before income tax expense (benefit)	307	406	539	(130)	—	1,122	—	245		245	1,367
Income tax expense (benefit)(3)	113	149	198	(48)	—	412	—	100		100	512

Net income (loss) from continuing operations	194	257	341	(82)	—	710	—	145		145	855
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	34	—	—	—	33	—	—		—	33

Net income (loss)	193	291	341	(82)	—	743	—	145		145	888
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$193	$292	$341	$(82)	$—	$744	$—	$145		$145	$889

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$228	$—	$228
Total other income	24	—	24
Goodwill and acquired intangible asset impairment and amortization	—	7	7

“Core Earnings” adjustments to GAAP	$252	$(7)	245

Income tax expense			100

Net income			$145

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $44 million of “other derivative accounting adjustments.”

(5)	Represents the $360 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $44 million of “other derivative accounting adjustments.”

	Six Months Ended June 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$1,241	$—	$1,378	$—	$—	$2,619	$437	$(196)	$241	$2,860
Other loans	—	—	—	9	—	9	—	—	—	9
Cash and investments	3	4	5	—	(4)	8	—	—	—	8

Total interest income	1,244	4	1,383	9	(4)	2,636	437	(196)	241	2,877
Total interest expense	406	—	832	16	(4)	1,250	70	2 (4)	72	1,322

Net interest income (loss)	838	4	551	(7)	—	1,386	367	(198)	169	1,555
Less: provisions for loan losses	460	—	36	—	—	496	—	—	—	496

Net interest income (loss) after provisions for loan losses	378	4	515	(7)	—	890	367	(198)	169	1,059
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	23	456	47	—	(348)	178	—	—	—	178
Contingency revenue	—	176	—	—	—	176	—	—	—	176
Gains on debt repurchases	—	—	—	58	—	58	—	—	—	58
Other income	—	16	—	8	—	24	(367)	15 (5)	(352)	(328)

Total other income (loss)	23	648	47	66	(348)	436	(367)	15	(352)	84
Expenses:
Direct operating expenses	131	211	366	6	(348)	366	—	—	—	366
Overhead expenses	—	—	—	116	—	116	—	—	—	116

Operating expenses	131	211	366	122	(348)	482	—	—	—	482
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	9	9	9
Restructuring and other reorganization expenses	2	2	—	3	—	7	—	—	—	7

Total expenses	133	213	366	125	(348)	489	—	9	9	498

Income (loss) from continuing operations, before income tax expense (benefit)	268	439	196	(66)	—	837	—	(192)	(192)	645
Income tax expense (benefit)(3)	98	160	72	(25)	—	305	—	(68)	(68)	237

Net income (loss) from continuing operations	170	279	124	(41)	—	532	—	(124)	(124)	408
Loss from discontinued operations, net of tax benefit	(1)	(5)	—	—	—	(6)	—	—	—	(6)

Net income (loss)	169	274	124	(41)	—	526	—	(124)	(124)	402
Less: loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—	—	(1)

Net income (loss)	$169	$275	$124	$(41)	$—	$527	$—	$(124)	$(124)	$403

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$169	$—	$169
Total other loss	(352)	—	(352)
Goodwill and acquired intangible asset impairment and amortization	—	9	9

“Core Earnings” adjustments to GAAP	$(183)	$(9)	(192)

Income tax benefit			(68)

Net loss			$(124)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $12 million of “other derivative accounting adjustments.”

(5)	Represents the $1 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $12 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$143	$110	$82	$252	$(183)
Net impact of goodwill and acquired intangible assets	(4)	(4)	(5)	(7)	(9)
Net income tax effect	(58)	(43)	(28)	(100)	68

Total “Core Earnings” adjustments to GAAP	$81	$63	$49	$145	$(124)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$18	$(31)	$6	$(13)	$(366)
Plus: Realized losses on derivative and hedging activities, net(1)	185	188	188	373	367

Unrealized gains on derivative and hedging activities, net(2)	203	157	194	360	1
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(76)	(76)	(98)	(152)	(196)
Other derivative accounting adjustments(3)	16	29	(14)	44	12

Total net impact derivative accounting(4)	$143	$110	$82	$252	$(183)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Floor Income Contracts	$297	$189	$50	$486	$186
Basis swaps	(15)	(4)	(26)	(19)	(48)
Foreign currency hedges	(67)	(32)	172	(99)	(122)
Other	(12)	4	(2)	(8)	(15)

Total unrealized gains on derivative and hedging activities, net	$203	$157	$194	$360	$1

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(198)	$(212)	$(223)	$(410)	$(437)
Net settlement income on interest rate swaps reclassified to net interest income	13	18	34	31	70
Foreign exchange derivatives gains reclassified to other income	—	—	1	—	—
Net realized gains on terminated derivative contracts reclassified to other income	—	6	—	6	—

Total reclassifications of realized losses on derivative and hedging activities	(185)	(188)	(188)	(373)	(367)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of June 30, 2013, derivative accounting has reduced GAAP equity by approximately $923 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Beginning impact of derivative accounting on GAAP equity	$(1,027)	$(1,080)	$(1,149)	$(1,080)	$(977)
Net impact of net unrealized gains (losses) under derivative accounting(1)	104	53	51	157	(121)

Ending impact of derivative accounting on GAAP equity	$(923)	$(1,027)	$(1,098)	$(923)	$(1,098)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Total pre-tax net impact of derivative accounting recognized in net income(a)	$143	$110	$82	$252	$(183)
Tax impact of derivative accounting adjustment recognized in net income	(54)	(60)	(30)	(113)	58
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	15	3	(1)	18	4

Net impact of net unrealized gains (losses) under derivative accounting	$104	$53	$51	$157	$(121)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of June 30, 2013, the remaining amortization term of the net floor premiums was approximately 3.0 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Unamortized net Floor premiums (net of tax)	$(452)	$(498)	$(650)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(4)	$(4)	$(5)	$(7)	$(9)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013 vs. Mar. 31, 2013	June 30, 2013 vs. June 30, 2012	June 30, 2013	June 30, 2012	June 30, 2013 vs. June 30, 2012
“Core Earnings” interest income:
Private Education Loans	$627	$623	$616	1%	2%	$1,249	$1,241	1%
Cash and investments	1	1	2	—	(50)	4	3	33

Total “Core Earnings” interest income	628	624	618	1	2	1,253	1,244	1
Total “Core Earnings” interest expense	206	203	205	1	—	410	406	1

Net “Core Earnings” interest income	422	421	413	—	2	843	838	1
Less: provision for loan losses	187	225	225	(17)	(17)	412	460	(10)

Net “Core Earnings” interest income after provision for loan losses	235	196	188	20	25	431	378	14
Servicing revenue	10	10	11	—	(9)	21	23	(9)

Total other income	10	10	11	—	(9)	21	23	(9)
Direct operating expenses	76	68	63	12	21	143	131	9
Restructuring and other reorganization expenses	2	—	1	100	100	2	2	—

Total expenses	78	68	64	15	22	145	133	9

Income from continuing operations, before income tax expense	167	138	135	21	24	307	268	15
Income tax expense	60	50	49	20	22	113	98	15

Net income from continuing operations	107	88	86	22	24	194	170	14
Loss from discontinued operations, net of tax benefit	—	(1)	(1)	(100)	(100)	(1)	(1)	—

“Core Earnings”	$107	$87	$85	23%	26%	$193	$169	14%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
“Core Earnings” basis Private Education Loan yield	6.37%	6.35%	6.36%	6.36%	6.39%
Discount amortization	.22	.23	.24	.22	.24

“Core Earnings” basis Private Education Loan net yield	6.59	6.58	6.60	6.58	6.63
“Core Earnings” basis Private Education Loan cost of funds	(2.04)	(2.02)	(2.05)	(2.02)	(2.03)

“Core Earnings” basis Private Education Loan spread	4.55	4.56	4.55	4.56	4.60
“Core Earnings” basis other interest-earning asset spread impact	(.43)	(.41)	(.41)	(.43)	(.40)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.12%	4.15%	4.14%	4.13%	4.20%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.12%	4.15%	4.14%	4.13%	4.20%
Adjustment for GAAP accounting treatment(2)	(.04)	(.03)	(.11)	(.03)	(.12)

GAAP-basis Consumer Lending net interest margin(1)	4.08%	4.12%	4.03%	4.10%	4.08%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
(Dollars in millions)
Private Education Loans	$38,154	$38,406	$37,543	$38,279	$37,646
Other interest-earning assets	2,937	2,662	2,544	2,800	2,436

Total Consumer Lending “Core Earnings” basis interest-earning assets	$41,091	$41,068	$40,087	$41,079	$40,082

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Private Education Loan provision for loan losses	$187	$225	$225	$412	$460
Private Education Loan charge-offs	$212	$232	$235	$444	$459

In establishing the allowance for Private Education Loan losses as of June 30, 2013, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency, forbearance and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) have decreased to 7.7 percent from 10.0 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.6 percent from 4.5 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) have decreased to 3.5 percent from 4.3 percent in the year-ago quarter. The charge-off rate decreased to 2.7 percent from 3.1 percent in the year-ago quarter.

Additionally, Private Education Loans that have defaulted between 2008 and 2012 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue to not do so. Our allowance for loan losses takes into account these potential recovery uncertainties.

The Private Education Loan provision for loan losses was $187 million in the second quarter of 2013, down $38 million from the second quarter of 2012, and $412 million for the first six months of 2013, down $48 million from the year-ago period. The decline in both periods was a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The increase in operating expenses in the quarter ended June 30, 2013 compared with the year-ago quarter was primarily the result of higher marketing and collection costs as well as continued investments in technology. Operating expenses were 80 basis points and 68 basis points of average Private Education Loans in the quarters ended June 30, 2013 and 2012, respectively, and 75 basis points and 70 basis points of average Private Education Loans in the six months ended June 30, 2013 and 2012, respectively.

Business Services Segment

The following table includes “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013 vs. Mar. 31, 2013	June 30, 2013 vs. June 30, 2012	June 30, 2013	June 30, 2012	June 30, 2013 vs. June 30, 2012
Net interest income	$1	$1	$2	—%	(50)%	$3	$4	(25)%
Servicing revenue:
Intercompany loan servicing	137	149	172	(8)	(20)	287	348	(18)
Third-party loan servicing	33	27	26	22	27	61	48	27
Guarantor servicing	10	10	11	—	(9)	20	22	(9)
Other servicing	20	19	18	5	11	37	38	(3)

Total servicing revenue	200	205	227	(2)	(12)	405	456	(11)
Contingency revenue	109	99	87	10	25	208	176	18
Other Business Services revenue	8	7	7	14	14	14	16	(13)

Total other income	317	311	321	2	(1)	627	648	(3)
Direct operating expenses	113	110	101	3	12	222	211	5
Restructuring and other reorganization expenses	1	—	2	100	(50)	2	2	—

Total expenses	114	110	103	4	11	224	213	5

Income from continuing operations, before income tax expense	204	202	220	1	(7)	406	439	(8)
Income tax expense	74	76	81	(3)	(9)	149	160	(7)

Net income from continuing operations	130	126	139	3	(6)	257	279	(8)
Income (loss) from discontinued operations, net of tax expense (benefit)	35	(1)	(3)	3,600	1,267	34	(5)	780

“Core Earnings”	165	125	136	32	21	291	274	6
Less: net loss attributable to noncontrolling interest	(1)	—	(1)	(100)	—	(1)	(1)	—

“Core Earnings” attributable to SLM Corporation	$166	$125	$137	33%	21%	$292	$275	6%

Our Business Services segment includes intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $116 billion and $133 billion for the quarters ended June 30, 2013 and 2012, respectively, and $119 billion and $134 billion for the six months ended June 30, 2013 and 2012, respectively. The decline in intercompany loan servicing revenue from the year-ago period is primarily the result of a lower outstanding principal balance in the underlying portfolio.

We are servicing approximately 5.2 million accounts under the ED Servicing Contract as of June 30, 2013, compared with 4.8 million and 3.8 million accounts serviced at March 31, 2013 and June 30, 2012, respectively. Third-party loan servicing fees in the quarters ended June 30, 2013 and 2012 included $26 million and $22 million, respectively, of servicing revenue related to the ED Servicing Contract. This increase in ED loan servicing fees for both the quarter and six-month periods were driven by the increase in the number of accounts serviced. The three and six months ended June 30, 2012 included $3.1 million of additional servicing revenue related to the administration and servicing of the SDCL program.

Third-party loan servicing income increased $7 million from the year-ago quarter and $13 million for the first six months compared with the prior-year period primarily due to the increase in ED servicing revenue (discussed above) as well as a result of the sale of Residual Interests in FFELP Loan securitization trusts in 2013. (See “FFELP Loans Segment” for further discussion.) When we sold the Residual Interests, we retained the right to service the trusts. As such, servicing income that had previously been recorded as intercompany loan servicing is now recognized as third-party loan servicing income.

Our contingency revenue consists of fees we receive for collections of delinquent debt on behalf of third-party clients performed on a contingent basis. Contingency revenue increased $22 million in the current quarter compared with the year-ago quarter and $32 million for the first six months of 2013 compared with the prior-year period as a result of the higher volume of collections.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP.

(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Contingent collections receivables:
Student loans	$12,230	$13,549	$10,620
Other	2,377	2,239	1,864

Total	$14,607	$15,788	$12,484

In the second quarter of 2013, we sold our Campus Solutions business and recorded an after-tax gain of $38 million. The results related to this business for all periods presented have been reclassified as discontinued operations and are shown on an after-tax basis.

Revenues related to services performed on FFELP Loans accounted for 73 percent and 78 percent, respectively, of total segment revenues for the quarters ended June 30, 2013 and 2012 and 74 percent and 78 percent, respectively, of total segment revenues for the six months ended June 30, 2013 and 2012.

Operating Expenses — Business Services Segment

Operating expenses for our Business Services segment primarily include costs incurred to service our FFELP Loan portfolio, third-party servicing and collection costs, and other operating costs. The increase in operating expenses in the quarter ended June 30, 2013 compared with the year-ago quarter was primarily the result of an increase in our third-party servicing and collection activities as well as continued investments in technology.

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013 vs. Mar. 31, 2013	June 30, 2013 vs. June 30, 2012	June 30, 2013	June 30, 2012	June 30, 2013 vs. June 30, 2012
“Core Earnings” interest income:
FFELP Loans	$581	$599	$652	(3)%	(11)%	$1,181	$1,378	(14)%
Cash and investments	2	2	3	—	(33)	3	5	(40)

Total “Core Earnings” interest income	583	601	655	(3)	(11)	1,184	1,383	(14)
Total “Core Earnings” interest expense	325	340	409	(4)	(21)	665	832	(20)

Net “Core Earnings” interest income	258	261	246	(1)	5	519	551	(6)
Less: provision for loan losses	14	16	18	(13)	(22)	30	36	(17)

Net “Core Earnings” interest income after provision for loan losses	244	245	228	—	7	489	515	(5)
Gains on sales of loans and investments	257	55	—	367	100	312	—	100
Servicing revenue	16	23	22	(30)	(27)	39	47	(17)

Total other income	273	78	22	250	1,141	351	47	(17)
Direct operating expenses	144	157	181	(8)	(20)	301	366	(18)
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—

Total expenses	144	157	181	(8)	(20)	301	366	(18)

Income before income tax expense	373	166	69	125	441	539	196	175
Income tax expense	136	62	25	119	444	198	72	175

“Core Earnings”	$237	$104	$44	128%	439%	$341	$124	175%

FFELP Loan Net Interest Margin

The following table shows the “Core Earnings” basis FFELP Loan net interest margin along with reconciliation to the GAAP basis FFELP Loan net interest margin.

	Quarters Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
“Core Earnings” basis FFELP Loan yield	2.60%	2.61%	2.66%	2.61%	2.65%
Hedged Floor Income	.27	.25	.29	.26	.29
Unhedged Floor Income	.10	.06	.07	.08	.09
Consolidation Loan Rebate Fees	(.65)	(.68)	(.67)	(.67)	(.66)
Repayment Borrower Benefits	(.11)	(.11)	(.14)	(.11)	(.13)
Premium amortization	(.16)	(.14)	(.27)	(.15)	(.20)

“Core Earnings” basis FFELP Loan net yield	2.05	1.99	1.94	2.02	2.04
“Core Earnings” basis FFELP Loan cost of funds	(1.08)	(1.06)	(1.14)	(1.07)	(1.16)

“Core Earnings” basis FFELP Loan spread	.97	.93	.80	.95	.88
“Core Earnings” basis other interest-earnings asset spread impact	(.10)	(.10)	(.10)	(.10)	(.10)

“Core Earnings” basis FFELP Loan net interest margin(1)	.87%	.83%	.70%	.85%	.78%

“Core Earnings” basis FFELP Loan net interest margin(1)	.87%	.83%	.70%	.85%	.78%
Adjustment for GAAP accounting treatment(2)	.38	.40	.30	.39	.28

GAAP-basis FFELP Loan net interest margin	1.25%	1.23%	1.00%	1.24%	1.06%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
(Dollars in millions)
FFELP Loans	$113,981	$121,855	$134,893	$117,896	$136,043
Other interest-earning assets	5,264	5,555	6,291	5,409	6,359

Total FFELP “Core Earnings” basis interest-earning assets	$119,245	$127,410	$141,184	$123,305	$142,402

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

The increase in the “Core Earnings” basis FFELP Loan net interest margin of 17 basis points for the quarter ended June 30, 2013 compared with the quarter ended June 30, 2012, as well as the 7 basis points increase for the six months ended June 30, 2013 compared to the prior year, was primarily the result of a $50 million acceleration of non-cash premium expense recorded in second quarter 2012 related ED’s consolidation of $5.2 billion of loans under the SDCL initiative that ended June 30, 2012. See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Segment Earnings Summary — ‘Core Earnings’ Basis — FFELP Loans Segment” in our Annual Report on Form 10-K for the year ended December 31, 2012.

As of June 30, 2013, our FFELP Loan portfolio totaled approximately $108.5 billion, comprised of $41.9 billion of FFELP Stafford and $66.6 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.5 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FFELP Loan provision for loan losses	$14	$16	$18	$30	$36
FFELP Loan charge-offs	$20	$22	$23	$42	$46

Gains on Sales of Loans and Investments

The increase in gains on sales of loans and investments from the year-ago quarter was the result of $257 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts.

The increase in gains on sales of loans and investments from the first six months of 2012 was the result of $312 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts.

We will continue to service the student loans in the trusts that were sold under existing agreements. The sales removed securitization trust assets of $12.5 billion and related liabilities of $12.1 billion from the balance sheet during the six months ended June 30, 2013.

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $137 million and $172 million for the quarters ended June 30, 2013 and 2012, respectively, and $287 million and $348 million for the six months ended June 30, 2013 and 2012, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 51 basis points and 54 basis points of average FFELP Loans in the quarters ended June 30, 2013 and 2012, respectively, and 51 basis points and 54 basis points of average FFELP Loans in the six months ended June 30, 2013 and 2012, respectively. The decline in operating expenses from the prior-year quarter was primarily the result of the reduction in the average outstanding balance of our FFELP Loan portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013 vs. Mar. 31, 2013	June 30, 2013 vs. June 30, 2012	June 30, 2013	June 30, 2012	June 30, 2013 vs. June 30, 2012
Net interest loss after provision for loan losses	$(6)	$(7)	$(5)	(14)%	20%	$(14)	$(7)	100%
Losses on sales of loans and investments	(6)	—	—	100	100	(5)	—	100
Gains on debt repurchases	19	29	20	(34)	(5)	48	58	(17)
Other income	—	—	6	—	(100)	1	8	(88)

Total income	13	29	26	(55)	(50)	44	66	(33)
Direct operating expenses	3	1	4	200	(25)	7	6	17
Overhead expenses:
Corporate overhead	29	35	27	(17)	7	64	61	5
Unallocated information technology costs	30	28	27	7	11	58	55	5

Total overhead expenses	59	63	54	(6)	9	122	116	5

Total operating expenses	62	64	58	(3)	7	129	122	6
Restructuring and other reorganization expenses	21	11	—	91	100	31	3	933

Total expenses	83	75	58	11	43	160	125	28

Loss before income tax benefit	(76)	(53)	(37)	43	105	(130)	(66)	97
Income tax benefit	(28)	(20)	(14)	40	100	(48)	(25)	92

“Core Earnings” (loss)	$(48)	$(33)	$(23)	45%	109%	$(82)	$(41)	100%

Net Interest Loss after Provision for Loan Losses

Net interest loss after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios.

Gains on Debt Repurchases

We repurchased $70 million and $85 million face amount of our debt for the quarters ended June 30, 2013 and 2012, respectively and $997 million and $290 million face amount of our debt for the six months ended June 30, 2013 and 2012, respectively.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations. The increase in overhead for the six months ended June 30, 2013 compared with the year-ago period was primarily the result of a non-recurring $10 million pension termination gain in the first six months of 2012, which was partially offset by a decrease in stock compensation in 2013 compared with 2012.

Restructuring and Other Reorganization Expenses

Restructuring and other reorganization expenses for the quarter ended June 30, 2013 were $21 million compared with $0 in the year-ago quarter. For the quarter ended June 30, 2013, these consisted of $11 million related to severance and $10 million related to the Company’s previously announced plan to separate its existing organization into two publicly-traded companies.

For the six months ended June 30, 2013, restructuring and other reorganization expenses were $31 million compared with $3 million in the year-ago period. For the six months ended June 30, 2013, these consisted of $19 million related to severance and $12 million related to the Company’s previously announced plan to separate its existing organization into two publicly-traded companies. The $3 million in the six months ended June 30, 2012 was related to restructuring expenses.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,050	$—	$1,050	$2,132	$3,182
Grace, repayment and other(2)	40,271	66,217	106,488	36,551	143,039

Total, gross	41,321	66,217	107,538	38,683	146,221
Unamortized premium/(discount)	641	445	1,086	(752)	334
Receivable for partially charged-off loans	—	—	—	1,334	1,334
Allowance for loan losses	(88)	(45)	(133)	(2,149)	(2,282)

Total student loan portfolio	$41,874	$66,617	$108,491	$37,116	$145,607

% of total FFELP	39%	61%	100%
% of total	29%	46%	75%	25%	100%

	March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,350	$—	$1,350	$2,546	$3,896
Grace, repayment and other(2)	41,080	75,628	116,708	36,522	153,230

Total, gross	42,430	75,628	118,058	39,068	157,126
Unamortized premium/(discount)	667	617	1,284	(772)	512
Receivable for partially charged-off loans	—	—	—	1,339	1,339
Allowance for loan losses	(92)	(55)	(147)	(2,170)	(2,317)

Total student loan portfolio	$43,005	$76,190	$119,195	$37,465	$156,660

% of total FFELP	36%	64%	100%
% of total	27%	49%	76%	24%	100%

	June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$2,152	$—	$2,152	$1,848	$4,000
Grace, repayment and other(2)	45,348	84,012	129,360	36,349	165,709

Total, gross	47,500	84,012	131,512	38,197	169,709
Unamortized premium/(discount)	720	774	1,494	(834)	660
Receivable for partially charged-off loans	—	—	—	1,277	1,277
Allowance for loan losses	(107)	(66)	(173)	(2,186)	(2,359)

Total student loan portfolio	$48,113	$84,720	$132,833	$36,454	$169,287

% of total FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

(1)	Loans for customers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$42,516	$71,465	$113,981	$38,154	$152,135
% of FFELP	37%	63%	100%
% of total	28%	47%	75%	25%	100%

	Quarter Ended March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$43,721	$78,134	$121,855	$38,406	$160,261
% of FFELP	36%	64%	100%
% of total	27%	49%	76%	24%	100%

	Quarter Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$49,159	$85,734	$134,893	$37,543	$172,436
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Six Months Ended June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$43,115	$74,781	$117,896	$38,279	$156,175
% of FFELP	37%	63%	100%
% of total	27%	48%	75%	25%	100%

	Six Months Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$49,654	$86,389	$136,043	$37,646	$173,689
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

Student Loan Activity

	Quarter Ended June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$43,005	$76,190	$119,195	$37,465	$156,660
Acquisitions and originations	57	74	131	390	521
Capitalized interest and premium/discount amortization	285	272	557	210	767
Consolidations to third parties	(378)	(235)	(613)	(25)	(638)
Sales(1)	(30)	(8,398)	(8,428)	—	(8,428)
Repayments and other	(1,065)	(1,286)	(2,351)	(924)	(3,275)

Ending balance	$41,874	$66,617	$108,491	$37,116	$145,607

	Quarter Ended March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	101	53	154	1,405	1,559
Capitalized interest and premium/discount amortization	295	313	608	200	808
Consolidations to third parties	(445)	(275)	(720)	(24)	(744)
Sales(2)	(72)	(3,749)	(3,821)	—	(3,821)
Repayments and other	(1,163)	(1,475)	(2,638)	(1,050)	(3,688)

Ending balance	$43,005	$76,190	$119,195	$37,465	$156,660

	Quarter Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$49,508	$86,426	$135,934	$36,732	$172,666
Acquisitions and originations	1,331	495	1,826	341	2,167
Capitalized interest and premium/discount amortization	310	349	659	263	922
Consolidations to third parties	(1,711)	(1,035)	(2,746)	(19)	(2,765)
Sales	(149)	—	(149)	—	(149)
Repayments and other	(1,176)	(1,515)	(2,691)	(863)	(3,554)

Ending balance	$48,113	$84,720	$132,833	$36,454	$169,287

(1)	Includes $8.3 billion of student loans in connection with the sale of a Residual Interest in a FFELP Loan securitization trust.
(2)	Includes $3.7 billion of student loans in connection with the sale of Residual Interests in FFELP Loan securitization trusts.

	Six Months Ended June 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	158	127	285	1,795	2,080
Capitalized interest and premium/discount amortization	580	585	1,165	410	1,575
Consolidations to third parties	(823)	(510)	(1,333)	(49)	(1,382)
Sales(1)	(102)	(12,147)	(12,249)	—	(12,249)
Repayments and other	(2,228)	(2,761)	(4,989)	(1,974)	(6,963)

Ending balance	$41,874	$66,617	$108,491	$37,116	$145,607

	Six Months Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,150	573	2,723	1,492	4,215
Capitalized interest and premium/discount amortization	645	747	1,392	508	1,900
Consolidations to third parties	(2,430)	(1,260)	(3,690)	(42)	(3,732)
Sales	(284)	—	(284)	—	(284)
Repayments and other	(2,408)	(3,030)	(5,438)	(1,794)	(7,232)

Ending balance	$48,113	$84,720	$132,833	$36,454	$169,287

(1)	Includes $12.0 billion of student loans in connection with the sales of Residual Interests in FFELP Loan securitization trusts.

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Smart Option — interest only(1)	$85	$365	$100	$450	$458
Smart Option — fixed pay(1)	106	439	71	545	417
Smart Option — deferred(1)	145	590	122	735	553
Other	32	17	28	49	54

Total Private Education Loan originations	$368	$1,411	$321	$1,779	$1,482

(1)	Interest only, fixed pay and deferred describe the payment option while in school or in grace period.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	June 30, 2013		March 31, 2013		June 30, 2012
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$5,896		$6,434		$6,098
Loans in forbearance(2)	1,160		1,101		1,368
Loans in repayment and percentage of each status:
Loans current	29,196	92.3%	29,069	92.2%	27,650	90.0%
Loans delinquent 31-60 days(3)	792	2.5	731	2.3	1,058	3.4
Loans delinquent 61-90 days(3)	495	1.6	491	1.6	643	2.1
Loans delinquent greater than 90 days(3)	1,144	3.6	1,242	3.9	1,380	4.5

Total Private Education Loans in repayment	31,627	100%	31,533	100%	30,731	100%

Total Private Education Loans, gross	38,683		39,068		38,197
Private Education Loan unamortized discount	(752)		(772)		(834)

Total Private Education Loans	37,931		38,296		37,363
Private Education Loan receivable for partially charged-off loans	1,334		1,339		1,277
Private Education Loan allowance for losses	(2,149)		(2,170)		(2,186)

Private Education Loans, net	$37,116		$37,465		$36,454

Percentage of Private Education Loans in repayment		81.8%		80.7%		80.5%

Delinquencies as a percentage of Private Education Loans in repayment		7.7%		7.8%		10.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.5%		3.4%		4.3%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		79.3%		79.1%		74.3%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Allowance at beginning of period	$2,170	$2,171	$2,190	$2,171	$2,171
Provision for Private Education Loan losses	187	225	225	412	460
Charge-offs(1)	(212)	(232)	(235)	(444)	(459)
Reclassification of interest reserve(2)	4	6	6	10	14

Allowance at end of period	$2,149	$2,170	$2,186	$2,149	$2,186

Charge-offs as a percentage of average loans in repayment (annualized)	2.7%	3.0%	3.1%	2.8%	3.0%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.6%	2.9%	3.0%	2.7%	2.9%
Allowance as a percentage of the ending total loan balance	5.4%	5.4%	5.5%	5.4%	5.5%
Allowance as a percentage of ending loans in repayment	6.8%	6.9%	7.1%	6.8%	7.1%
Average coverage of charge-offs (annualized)	2.5	2.3	2.3	2.4	2.4
Ending total loans(3)	$40,017	$40,407	$39,474	$40,017	$39,474
Average loans in repayment	$31,618	$31,645	$30,533	$31,631	$30,456
Ending loans in repayment	$31,627	$31,533	$30,731	$31,627	$30,731

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans for the quarters ended.

	June 30, 2013			March 31, 2013			June 30, 2012
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$36,445	$3,572	$40,017	$36,746	$3,661	$40,407	$35,529	$3,945	$39,474
Ending loans in repayment	29,155	2,472	31,627	29,022	2,511	31,533	28,075	2,656	30,731
Private Education Loan allowance for losses	1,629	520	2,149	1,643	527	2,170	1,589	597	2,186
Charge-offs as a percentage of average loans in repayment (annualized)	2.1%	9.1%	2.7%	2.5%	8.7%	3.0%	2.5%	9.8%	3.1%
Allowance as a percentage of ending total loans	4.5%	14.6%	5.4%	4.5%	14.4%	5.4%	4.5%	15.1%	5.5%
Allowance as a percentage of ending loans in repayment	5.6%	21.0%	6.8%	5.7%	21.0%	6.9%	5.7%	22.5%	7.1%
Average coverage of charge-offs (annualized)	2.6	2.3	2.5	2.3	2.4	2.3	2.3	2.3	2.3
Delinquencies as a percentage of Private Education Loans in repayment	6.6%	20.0%	7.7%	6.7%	20.5%	7.8%	8.6%	25.5%	10.0%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.1%	10.2%	3.6%	3.3%	11.2%	3.9%	3.7%	12.6%	4.5%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.4%	5.5%	3.5%	3.2%	5.1%	3.4%	4.1%	6.4%	4.3%
Loans that entered repayment during the period(2)	$481	$24	$505	$553	$23	$576	$674	$57	$731
Percentage of Private Education Loans with a cosigner	69%	30%	66%	69%	30%	66%	66%	29%	63%
Average FICO at origination	728	624	721	728	624	720	727	624	718

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2012 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $217 million, $209 million and $141 million in allowance for Private Education Loan losses at June 30, 2013, March 31, 2013 and June 30, 2012, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Receivable at beginning of period	$1,339	$1,347	$1,250	$1,347	$1,241
Expected future recoveries of current period defaults(1)	70	78	82	148	151
Recoveries(2)	(54)	(68)	(44)	(122)	(94)
Charge-offs(3)	(21)	(18)	(11)	(39)	(21)

Receivable at end of period	1,334	1,339	1,277	1,334	1,277
Allowance for estimated recovery shortfalls(4)	(217)	(209)	(141)	(217)	(141)

Net receivable at end of period	$1,117	$1,130	$1,136	$1,117	$1,136

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.1 billion overall allowance for Private Education Loan losses as of June 30, 2013 and the $2.2 billion overall allowance as of March 31, 2013, and June 30, 2012.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At June 30, 2013, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.1 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.4 percent for loans that have been in active repayment status for more than 48 months. Approximately 67 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) June 30, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$5,896	$5,896
Loans in forbearance	584	192	162	96	126	—	1,160
Loans in repayment — current	5,671	4,996	5,303	4,455	8,771	—	29,196
Loans in repayment — delinquent 31-60 days	254	152	137	99	150	—	792
Loans in repayment — delinquent 61-90 days	181	95	86	54	79	—	495
Loans in repayment — delinquent greater than 90 days	442	246	190	118	148	—	1,144

Total	$7,132	$5,681	$5,878	$4,822	$9,274	$5,896	38,683

Unamortized discount							(752)
Receivable for partially charged-off loans							1,334
Allowance for loan losses							(2,149)

Total Private Education Loans, net							$37,116

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.4%	2.8%	2.0%	1.4%	—%	3.5%

	Monthly Scheduled Payments Due
(Dollars in millions) March 31, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,434	$6,434
Loans in forbearance	587	184	145	79	106	—	1,101
Loans in repayment — current	5,645	5,156	5,345	4,505	8,418	—	29,069
Loans in repayment — delinquent 31-60 days	252	139	132	85	123	—	731
Loans in repayment — delinquent 61-90 days	189	95	82	54	71	—	491
Loans in repayment — delinquent greater than 90 days	513	260	204	115	150	—	1,242

Total	$7,186	$5,834	$5,908	$4,838	$8,868	$6,434	39,068

Unamortized discount							(772)
Receivable for partially charged-off loans							1,339
Allowance for loan losses							(2,170)

Total Private Education Loans, net							$37,465

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.6%	1.2%	—%	3.4%

	Monthly Scheduled Payments Due
(Dollars in millions) June 30, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,098	$6,098
Loans in forbearance	838	214	147	74	95	—	1,368
Loans in repayment — current	6,406	5,847	5,128	3,621	6,648	—	27,650
Loans in repayment — delinquent 31-60 days	478	207	164	87	122	—	1,058
Loans in repayment — delinquent 61-90 days	321	119	93	48	62	—	643
Loans in repayment — delinquent greater than 90 days	706	269	191	94	120	—	1,380

Total	$8,749	$6,656	$5,723	$3,924	$7,047	$6,098	38,197

Unamortized discount							(834)
Receivable for partially charged-off loans							1,277
Allowance for loan losses							(2,186)

Total Private Education Loans, net							$36,454

Loans in forbearance as a percentage of loans in repayment and forbearance	9.6%	3.2%	2.6%	1.9%	1.3%	—%	4.3%

The number of loans in a forbearance status as a percentage of loans in repayment and forbearance decreased to 3.5 percent for the quarter ended June 30, 2013 compared with 4.3 percent in the year-ago quarter. As of June 30, 2013, 1.7 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of June 30, 2013 (customers made payments on approximately 26 percent of these loans as a prerequisite to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $3.1 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits and unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP facilities.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $1.6 billion of cash at Sallie Mae Bank (the “Bank”) as of June 30, 2013 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations.

We will continue to opportunistically purchase FFELP Loan portfolios from others. On June 10, 2013, we closed on a new $6.8 billion credit facility, which matures in June 2014, to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program. As a result, we ended our participation in the ED Conduit Program prior to the January 19, 2014 maturity date.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$1,805	$2,290	$2,717
Sallie Mae Bank(1)	1,595	1,472	362

Total unrestricted cash and liquid investments	$3,400	$3,762	$3,079

Unencumbered FFELP Loans	$2,064	$1,753	$1,370

Average Balances

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,250	$2,820	$2,584	$2,534	$2,120
Sallie Mae Bank(1)	1,692	1,229	660	1,461	770

Total unrestricted cash and liquid investments	$3,942	$4,049	$3,244	$3,995	$2,890

Unencumbered FFELP Loans	$1,889	$1,695	$1,277	$1,792	$1,178

(1)	This amount will be used primarily to originate or acquire student loans at the Bank. See discussion below on restrictions on the Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2013, March 31, 2013 and June 30, 2012, the maximum additional capacity under these facilities was $11.9 billion, $9.8 billion and $10.5 billion, respectively. For the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, the average maximum additional capacity under these facilities was $11.1 billion, $10.8 billion and $10.7 billion, respectively. For the six months ended June 30, 2013 and 2012, the average maximum additional capacity under these facilities was $10.9 billion and $11.4 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $12.7 billion of our unencumbered assets of which $10.7 billion and $2.0 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At June 30, 2013, we had a total of $21.0 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

The Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, the Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, the Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required the Bank to obtain consent to the payment of dividends. The Bank paid no dividends for the three months ended June 30, 2013. For the three months ended June 30, 2012, the Bank paid dividends of $220 million. For the six months ended June 30, 2013 and 2012, the Bank paid dividends of $120 million and $270 million, respectively.

For further discussion of our various sources of liquidity, such as the FFELP ABCP Facilities, the Bank, our continued access to the ABS market, our asset-backed financing facilities, the lending agreement we entered into with the FHLB-DM and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	June 30, 2013	March 31, 2013	June 30, 2012
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$5.8	$6.4	$6.9
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.5	6.7	5.9
Tangible unencumbered assets(1)	21.0	21.2	20.2
Unsecured debt	(25.5)	(26.7)	(24.6)
Mark-to-market on unsecured hedged debt(2)	(1.0)	(1.5)	(1.8)
Other liabilities, net	(1.8)	(1.4)	(2.1)

Total tangible equity	$5.0	$4.7	$4.5

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2013, March 31, 2013 and June 30, 2012, there were $1.0 billion, $1.2 billion and $1.5 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	June 30, 2013			March 31, 2013			June 30, 2012
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$3,063	$14,433	$17,496	$2,778	$15,167	$17,945	$2,359	$16,131	$18,490
Brokered deposits	1,298	2,247	3,545	1,170	2,782	3,952	765	1,550	2,315
Retail and other deposits	3,686	—	3,686	3,643	—	3,643	2,367	—	2,367
Other(1)	825	—	825	1,240	—	1,240	1,422	—	1,422

Total unsecured borrowings	8,872	16,680	25,552	8,831	17,949	26,780	6,913	17,681	24,594

Secured borrowings:
FFELP Loan securitizations	—	92,428	92,428	—	100,750	100,750	—	107,545	107,545
Private Education Loan securitizations	—	20,594	20,594	—	20,252	20,252	—	19,803	19,803
ED Conduit Program facility	—	—	—	6,967	—	6,967	15,903	—	15,903
FFELP ABCP Facilities	6,524	2,816	9,340	—	5,114	5,114	—	5,435	5,435
Private Education Loan ABCP Facility	—	—	—	539	—	539	—	1,764	1,764
Acquisition financing(2)	—	505	505	—	576	576	—	813	813
FHLB-DM Facility	1,115	1,220	2,335	880	1,220	2,100	1,680	—	1,680

Total secured borrowings	7,639	117,563	125,202	8,386	127,912	136,298	17,583	135,360	152,943

Total “Core Earnings” basis	16,511	134,243	150,754	17,217	145,861	163,078	24,496	153,041	177,537
Hedge accounting adjustments	47	1,636	1,683	37	2,026	2,063	(3)	2,435	2,432

Total GAAP basis	$16,558	$135,879	$152,437	$17,254	$147,887	$165,141	$24,493	$155,476	$179,969

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the Second-Quarter 2013

The following financing transactions have taken place in the second quarter of 2013:

FFELP Financings:

•	April 11, 2013 — issued $1.2 billion in FFELP ABS.

•	June 20, 2013 — issued $1.2 billion in FFELP ABS.

Private Education Loan Financings:

•	May 2, 2013 — issued $1.1 billion Private Education Loan ABS.

FFELP ABCP Facility

On June 10, 2013, we closed on a new $6.8 billion credit facility, which matures in June 2014, to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program. As a result, we ended our participation in the ED Conduit Program prior to the January 19, 2014 maturity date.

Sales of FFELP Securitization Trust Residual Interests

On April 11, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale removed securitization trust assets of $2.03 billion and related liabilities of $1.99 billion from our balance sheet. The gain from the transaction added $0.14 to our second-quarter 2013 diluted earnings per share.

On June 13, 2013, we sold the three Residual Interests in FFELP Loan securitization trusts to a third party. We will continue to service the student loans in the trusts under existing agreements. The sale removed securitization trust assets of $6.60 billion and related liabilities of $6.42 billion from our balance sheet. The gain from the transaction added $0.23 to our second-quarter 2013 diluted earnings per share.

Shareholder distributions

In second-quarter 2013, we paid a common stock dividend of $0.15 per share.

We repurchased 9 million shares of common stock for $201 million in the second quarter of 2013, or an aggregate of 19 million shares for $400 million in the first half of 2013, fully utilizing our February 2013 share repurchase program authorization. In July 2013, we authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date.

Recent Third-Quarter 2013 Transactions

On July 17, we closed on a $1.1 billion ABCP borrowing facility that matures on August 15, 2015. The facility will be used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, anticipated to occur on August 15, 2013.